EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

The Board of Managers and Members
Max Media Properties, LLC:


     We consent to the inclusion of our report dated February 18, 1998, with respect to the consolidated balance sheets of Max Media Properties LLC and its limited partnerships as of December 31, 1997 and 1996, and the related consolidated statements of operations, members' capital and cash flows for the years then ended, which report appears in the Form S-4 (No. 333-______) of Sinclair Broadcast Group, Inc. dated May 5, 1998. We also consent to the reference to our firm under the heading "Experts" in the registration statement.


                                                           KPMG Peat Marwick LLP


Norfolk, Virginia
May 1, 1998